SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS
Dated as of June 8, 2004
By and Between
PARK PLACE DEVELOPMENT LLC,
a Delaware limited liability company
"SELLER"
And
MAGUIRE PROPERTIES, L.P.
a Maryland limited partnership
"PURCHASER"

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	7.5 Purchaser's Waivers and Releases	19

VIII.	CLOSING	21

	8.1 Closing Date	21
	8.2 Seller's Closing Obligations	21
	8.3 Purchaser's Closing Obligations	22
	8.4 Purchaser's Closing Conditions	23
	8.5 Seller's Closing Conditions	25
	8.6 Closing Actions by Escrow Agent	25
	8.7 Closing Statement	27
	8.8 Transfer Taxes	27
	8.9 Closing Costs	27
	8.10 Prorated Items	28
	8.11 Brokers	29

IX.	REMEDIES; CONSEQUENCES OF TERMINATION	29

	9.1 Seller's Remedies	29
	9.2 Purchaser's Remedies	30
	9.3 Consequences of Termination	30
	9.4 Disposition of Initial Payment and Deposit	30
	9.5 Attorneys' Fees and Legal Expenses	32

X.	MAINTENANCE; REPAIR; RISK OF LOSS	32

	10.1 Maintenance; Repair	32
	10.2 Risk of Loss	32

XI.	CONDEMNATION	33

XII.	MISCELLANEOUS	34

	12.1 Notice	34
	12.2 Time of the Essence	35
	12.3 Place of Performance	35
	12.4 Jurisdiction and Venue	35
	12.5 Section Headings	35
	12.6 Number	35
	12.7 Merger	35
	12.8 Periods; Business Days	36
	12.9 No Recordation	36
	12.10 Multiple Counterparts	36

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12.11 Severability		36
12.12 Assignment		36
12.13 Entire Agreement		36
12.14 Exculpation of Members, Officers and Directors		37
12.15 Construction		37
12.16 Post-Closing Audit		37

GENERAL PARTNER'S CONSENT AND ACKNOWLEDGMENT		39

FACILITY PARCEL OWNER'S CONSENT AND ACKNOWLEDGMENT		40

EXHIBIT A	Legal Description	41

EXHIBIT B	Residential Agreement	42

EXHIBIT C	List of Service, Supply and Maintenance Contracts And Parking Agreements Which Relate to the Property	43

EXHIBIT D	Form of Surveyor's Certificate	44

EXHIBIT E	List of Items To Be Delivered To Purchaser Following Execution Of The Agreement	46

EXHIBIT F	Form of Grant Deed	47

EXHIBIT G	Assignment of Contracts	52

EXHIBIT H	Certificate Regarding Foreign Investment In Real Property Tax Act	57

EXHIBIT 1	Partial Cancellation of Restrictions	61

EXHIBIT J	Assignment of Development Agreement	64

EXHIBIT K	Assignment of CCRs	70

EXHIBIT L	Assignment of ARSDO	76

EXHIBIT M	Certified Most Current IRH2 Payments Statement Certificate	82

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SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

THIS SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this "Agreement") is dated as of June 8, 2004 (the "Effective Date"), by and between PARK PLACE DEVELOPMENT LLC, a Delaware limited liability company ("Seller"), and MAGUIRE PROPERTIES, L.P., a Maryland limited partnership ("Purchaser").

RECITALS:

Seller desires to sell and Purchaser desires to purchase the property described in Article I below on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual agreements contained below and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

I. SALE AND PURCHASE; PROPERTY

Seller agrees to sell and convey unto Purchaser, and Purchaser agrees to purchase and accept from Seller, for the price and subject to the terms, covenants, conditions and provisions set forth below, the following:

(a)   All of that certain land in the City of Irvine, Orange County, California, which is described in Exhibit A attached hereto and made a part hereof (the "Land");

(b)   All right, title and interest of Seller in and to all structures, improvements and fixtures, if any, located on the Land (collectively, the "Improvements") (the Land and the Improvements are sometimes referred to in this Agreement collectively as the "Real Property.");

(c)   All right, title and interest of Seller in and to any land lying in the bed of any street, road or access way, opened or proposed, in front of, at a side of or adjoining the Land to the centerline thereof (the "Property Rights");

(d)   All right, title and interest of Seller, reversionary or otherwise, in and to all easements, covenants and other rights in or upon the Land and all other rights and appurtenances belonging or in any way pertaining thereto, if any (the "Appurtenances");

(e)   Seller's interest in (i) all assignable service, supply and maintenance contracts, and (ii) all assignable parking agreements, which relate solely to the Real Property or the Personal Property, and which have not been terminated by Seller prior to the Closing Date (a list of all service, supply and maintenance contracts and parking

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agreements which relate to the Real Property or the Personal Property are identified on Exhibit C attached hereto and made a part hereof);

(f)   All right, title and interest of Seller in and to all assignable intangible property, if any, now or on the Closing Date relating to the ownership or operation of the Real Property, including, without limitation, licenses, entitlements, permits, guaranties, warranties and trade names, but in each case without warranty (the "Intangible Property");

(g)   All right, title and interest of Seller in and to that certain Agreement for Sale and Purchase of Real Estate and Joint Escrow Instructions dated as of May 5, 2003, by and between Seller herein, as Seller, and Irvine Residential Highrise 2 LLC, a Delaware limited liability company ("IRH2"), as Purchaser, as amended by that certain First Addendum to Agreement for Sale and Purchase of Real Estate and Joint Escrow Instructions dated as of June 20, 2003, attached hereto and made a part hereof as collective Exhibit B (collectively, the "Residential Agreement"), including, without limitation, all pre-closing deposits made by the purchaser pursuant to Section 1.6 of the Residential Agreement and received by Seller prior to the Closing Date (the "IRH2 Payments"), for which Purchaser shall receive credit against the Purchase Price (defined below) at Closing; and

(h)   Seller's right, title and interest under (i) a Construction, Operation and Reciprocal Easement Agreement (the "REA") dated as of July 26, 1985, by and between Crow Winthrop Operating Partnership, a Maryland general partnership, and Crow Winthrop Development Limited Partnership, a Maryland limited partnership, recorded in the Official Records of Orange County, California recorded on July 30, 1985 as Instrument No. 85-279768, and relating to the Land and certain other real property, (ii) the Development Agreement, (iii) the CCRs (defined below in Section 4.2(a)(iv)), and (iv) the ARSDO (defined below in Section 4.2(a)(v)).

The items described in (a) through (h) of this Article I are referred to in this Agreement collectively as the "Property."

II. CONSIDERATION

2.1   Purchase Price. The purchase price to be paid by Purchaser to Seller for the sale and conveyance of the Property shall be Fifty-Four Million Dollars ($54,000,000) (the "Purchase Price"). The Purchase Price shall be payable to Seller on or before 12:00 noon (Irvine, California time) on the day that the closing of the transaction contemplated hereby occurs (the "Closing") by Federal Reserve wire transfer of immediately available funds to an account or accounts which shall be designated by Seller to the Escrow Agent (as defined in Section 2.2) on or before the Closing Date (as defined in Section 8.1), plus or minus prorations and adjustments as provided below.

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2.2   Escrow. The transaction contemplated by this Agreement shall be effected through an escrow (the "Escrow") with Chicago Title Company, Margie Wheeler, Escrow Manager and Certified Senior Escrow Officer, 16969 Von Karman, Irvine, California 92606 (the "Escrow Agent") to be opened no later than 12:00 noon (Irvine, California time) on the first (Is') business day after the Effective Date. This Agreement shall constitute the "Escrow Instructions" for such transaction.

2.3   Deposit.

(a)   No later than 12:00 noon (Irvine, California time) on the first (1st) business day after the Effective Date (the "Escrow Deposit Date"), Purchaser shall deposit with Escrow the sum of One Million Three Hundred Thousand Dollars ($1,300,000), of which Two Hundred Sixty Thousand Dollars ($260,000) shall be referred to in this Agreement as the "First Initial Payment". No later than 5:00 p.m. (Irvine, California time) on the Escrow Deposit Date, Seller shall deliver to Purchaser (i) all Phase I environmental reports, if any, in the possession of Seller, (ii) a list of all contracts affecting the Property which contracts are not terminable on thirty (30)-days' notice without breach, if any, and (iii) the Residential Agreement (the "Initial Documents"). If Purchaser does not terminate this Agreement on or before the second (2nd) business day after the Escrow Deposit Date (the "Initial Inspection Termination Date") by delivering a written notice of termination to Seller and the Escrow Agent on or before 5:00 p.m. (Irvine, California time) on the Initial Inspection Termination Date, the First Initial Payment shall become unconditionally payable to Seller at 5:01 p.m. (Irvine, California time), on the Initial Inspection Termination Date, in consideration for Seller's execution of this Agreement and the granting to Purchaser of the first fifteen (15) days of the Inspection Period (as defined in Section 5.1), and within one (1) business day thereafter, the Escrow Agent shall pay the amount of the First Initial Payment to Seller, and no portion of the First Initial Payment shall be refundable to Purchaser under any circumstances other than as expressly provided for in Section 9.4(b). The remaining deposit in the amount of One Million Forty Thousand Dollars ($1, 040,000) shall be referred to in this Agreement as the "Second Initial Payment". (The First Initial Payment and the Second Initial Payment made by Purchaser pursuant to this Section 2.3(a) are collectively referred to as the "Initial Payment"). If Purchaser does not terminate this Agreement on or before the fifteenth (15th) day following the Effective Date (the "Escrow Continuation Date") by delivering a written notice of termination to Seller and the Escrow Agent on or before 5:00 p.m. (Irvine, California time) on the Escrow Continuation Date, the Second Initial Payment shall become unconditionally payable to Seller at 5:01 p.m. (Irvine, California time), on the Escrow Continuation Date, in consideration for Seller's execution of this Agreement and the granting to Purchaser of the second fifteen (15) days of the Inspection Period, and within one (1) business day thereafter, the Escrow Agent shall pay the amount of the Second Initial Payment to Seller, and no portion of the Second Initial Payment shall be refundable to Purchaser under any circumstances other than as expressly provided for in Section 9.4(b). If Purchaser terminates this Escrow on or before the Escrow

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Continuation Date, as provided in this Section 2.3(a), then the provisions of Section 9.4(a) shall apply. On or before 5:00 p.m. (Irvine, California time) on the Escrow Continuation Date, Purchaser shall deposit with Escrow the sum of One Million Three Hundred Thousand Dollars ($1,300,000) (together with all interest accrued thereon in Escrow, the "Deposit"). If Purchaser does not terminate this Agreement on or before the Risk Date (as defined in Section 5.1) by delivering a written notice of termination to Seller and the Escrow Agent on or before 5:00 p.m. (Irvine, California time) on the Risk Date, the Deposit shall become unconditionally payable to Seller at 5:01 p.m. (Irvine, California time), on the Risk Date, and within one (1) business day thereafter, the Escrow Agent shall pay the amount of the Deposit to Seller. If Purchaser does not deliver a written notice of termination of this Agreement to Seller and the Escrow Agent on or before 5:00 p.m. (Irvine, California time) on the Risk Date, Purchaser shall be entitled to a return of the Deposit only in the relevant circumstances specified in Section 9.4(b). The Deposit shall be paid to and retained by Seller pursuant to this Section 2.3(a) in consideration for Seller providing to Purchaser the right to elect to purchase the Real Property pursuant to the terms of this Agreement, and no portion of the Deposit shall be refundable to Purchaser except in the relevant circumstances expressly provided for in Sections 9.4(a) or 9.4(b). Any interest earned on the Deposit and the Initial Payment while held by Seller shall be for the benefit of Seller and under no circumstances shall be payable to, or for the benefit of, Purchaser.

(b)    The Escrow Agent shall deposit the Initial Payment and the Deposit into an interest-bearing money market account maintained at a federally insured bank located in Orange County, California, satisfactory to Seller and Purchaser. Such account shall have no penalty for early withdrawal, and Purchaser accepts all risks with regard to the account, specifically including the risk of closure of such bank by state or federal regulators, and all losses occasioned thereby. If the transaction contemplated by this Agreement is consummated in accordance with the terms and provisions hereof, the Initial Payment and the Deposit shall be credited against the Purchase Price at the Closing and, if not previously released by Escrow, paid to Seller in accordance with the terms of this Agreement. If the transaction contemplated by this Agreement is not so consummated, the Initial Payment and the Deposit shall be delivered by the Escrow Agent as provided in Section 9.4. All interest which constitutes a portion of the Initial Payment or the Deposit while held by Escrow shall be reported to the Internal Revenue Service as income of the party receiving such interest under this Agreement. Each party shall promptly execute all forms reasonably requested by the Escrow Agent, including, without limitation, Form W-9 and any necessary investment direction letters.

III. SURVEY

Seller shall deliver to Purchaser on or before three (3) business days after the Escrow Deposit Date (and in determining such three (3)-day period, the Escrow Deposit Date shall not be counted) a copy of the most recent survey of the Real Property dated   (the

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"Survey"), certified to Purchaser and the Escrow Agent in accordance with the form of certification attached hereto as Exhibit D and made a part hereof, qualifying as an ALTA certified completion survey acceptable to the Title Company (defined below).

IV. TITLE

4.1   Title Report. On or before three (3) business days after the Escrow Deposit Date (and in determining such three (3)-day period, the Escrow Deposit Date shall not be counted), Seller shall deliver to Purchaser a copy of a preliminary title report (the "Title Report") dated April 22, 2004, issued by Chicago Title Insurance Company (the "Title Company"), and relating to the Real Property, and a copy of the instruments listed in the Title Report as exceptions to the title of the Real Property (the "Underlying Documents").

4.2   Title Objection.

(a)   As used in this Agreement, the term "Title Objection Period" shall mean a period commencing on the Effective Date and ending at 5:00 p.m. (Irvine, California time) on the date that is ten (10) calendar days after the Effective Date (and in determining such ten (10)-day period, the Effective Date shall not be counted). Purchaser may object to any matter shown on the Survey or any of the exceptions listed in the Title Report by delivery of a written notice ("Purchaser's Title Notice") to Seller prior to the expiration of the Title Objection Period; provided, however, Purchaser may not object to the following:

(i)   any mortgage or deed of trust (the "Deed of Trust") securing a Promissory Note (the "Note") dated as of December 3, 2003, in the original principal amount of Twenty-Two Million Dollars ($22,000,000), executed by Seller and payable to the order of Bank of the West (which Seller shall remove pursuant to Section 4.2(b) below);

(ii)   the REA, which Purchaser shall be deemed to have approved;

(iii)   the Development Agreement (defined below in Section 7.2(b)), which Purchaser shall be deemed to have approved;

(iv)   the Declaration of Covenants, Conditions and Restriction, Option to Purchase and Right of First Refusal (the "CCRs") dated as of November 25, 2002, by and between the Seller and certain other owners at Park Place on the one hand and Irvine Residential Highrise LLC, a Delaware limited liability company on the other hand, and recorded November 27, 2002 in the Official Records, County of Orange, as Instrument No. 2002001079917, which Purchaser shall be deemed to have approved;

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(v)   the Agreement Regarding Satisfaction of Development Obligations (the "ARSDO") dated as of November 25, 2002, by and between the Seller and certain other owners at Park Place on the one hand and Irvine Residential Highrise LLC, a Delaware limited liability company on the other hand, and recorded November 27, 2002 in the Official Records, County of Orange, as Instrument No. 2002001079916, which Purchaser shall be deemed to have approved; or

(vi)   the lien for general and special taxes and assessments, and a lien for supplemental taxes, if any, assessed pursuant to Chapter 3.5, commencing with Section 75, of the California Revenue and Taxation Code, which are not yet delinquent, which Purchaser shall be deemed to have approved.

Purchaser's Title Notice shall specify the matters shown on the Survey or the exceptions listed in the Title Report to which Purchaser objects (such matters and exceptions being herein referred to as "Purchaser's Title Objections"). If Purchaser fails to deliver Purchaser's Title Notice to Seller prior to the expiration of the Title Objection Period, all of the matters shown on the Survey and all of the exceptions listed in the Title Report shall be conclusively deemed to be acceptable to Purchaser. If Purchaser delivers Purchaser's Title Notice to Seller prior to the expiration of the Title Objection Period, all of the matters shown on the Survey and all of the exceptions listed in the Title Report other than Purchaser's Title Objections shall be conclusively deemed to be acceptable to Purchaser. All of the matters shown on the Survey and all of the exceptions listed in the Title Report which are deemed to be acceptable to Purchaser under this Section 4.2(a) are referred to collectively as the "Approved Title Exceptions."

(b)   If Purchaser delivers Purchaser's Title Notice to Seller prior to the expiration of the Title Objection Period, Seller shall have the right, but not the obligation, to remove or otherwise satisfy any of Purchaser's Title Objections. Notwithstanding what is stated in the preceding sentence and regardless of whether Purchaser delivers a Purchaser's Title Notice, Seller shall remove or otherwise satisfy prior to the Closing Date all exceptions listed in the Title Report which (i) are monetary liens created by Seller, including the Deed of Trust securing the payment of the Note, (ii) are real estate tax liens for the property tax year which commenced on July 1, 2003 and ended on June 30, 2004 and prior property tax years, or (iii) are mechanic's liens (items (i) through (iii) being collectively referred to as "Seller's Mandatory Cure Obligations"). Within four (4) calendar days after delivery of Purchaser's Title Notice, Seller shall deliver to Purchaser a written notice ("Seller's Title Notice") indicating (i) all of Purchaser's Title Objections which are not Seller's Mandatory Cure Obligations and which Seller shall attempt to cure prior to the Risk Date ("Seller's Optional Cure Title Objections"), and (ii) all of Purchaser's Title Objections which are not Seller's Mandatory Cure Obligations and which Seller is unable or unwilling to cure prior to the Risk Date ("Seller's Uncured Title Objections"). If Seller fails to timely deliver Seller's Title Notice to Purchaser, all of

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Purchaser's Title Objections which are not Seller's Mandatory Cure Obligations shall be deemed to be Seller's Uncured Title Objections.

(c)   If Seller's Title Notice shall specify, or if pursuant to Section 4.2(b) above there are deemed to be, any Seller's Uncured Title Objections, then Purchaser may, on or before the Escrow Continuation Date (i) accept title to the Property subject to Seller's Uncured Title Objections without any reduction in the Purchase Price and without any other liability on the part of Seller, or (ii) terminate this Agreement by delivering a written notice of termination to Seller on or before the Escrow Continuation Date. Upon such termination, the provisions of Sections 9.4(a) and 9.3 shall be applicable. If Purchaser shall fail to timely deliver a notice to Seller on or before the Escrow Continuation Date objecting to one or more of Seller's Uncured Title Objections and terminating this Agreement as permitted by this Section 4.2(c), Purchaser shall be conclusively deemed to have approved all of Seller's Uncured Title Objections at 5:01 p.m. (Irvine, California time) on the Escrow Continuation Date.

(d)   If any of Seller's Optional Cure Title Objections remain uncured on the date which is two (2) business days prior to the Risk Date, then Purchaser may (i) accept title to the Property subject to Seller's Optional Cure Title Objections without any reduction in the Purchase Price and without any other liability on the part of Seller, or (ii) terminate this Agreement by delivering a written notice of termination to Seller on or before the Risk Date. Upon such termination, the provisions of Sections 9.4(b) and 9.3 shall be applicable. If Purchaser shall fail to timely deliver a notice to Seller on or before the Risk Date objecting to any of Seller's Optional Cure Title Objections which remain uncured on the Risk Date and terminating this Agreement as permitted by this Section 4.2(d), Purchaser shall be conclusively deemed to have approved all of Seller's Optional Cure Title Objections at 5:01 p.m. (Irvine, California time) on the Risk Date.

(e)   As used in this Agreement, the term "Permitted Exceptions" shall mean (i) all of the Approved Title Exceptions, (ii) any Purchaser's Title Objection which is included in Seller's Uncured Title Objections and which Purchaser has approved in writing or is deemed to have approved as provided in Section 4.2(c), and (iii) any Purchaser's Title Objection which is included in Seller's Optional Cure Title Objections and which Purchaser has approved in writing or is deemed to have approved as provided in Section 4.2(d).

4.3   Title Insurance. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser, a CLTA Standard Form Owner Policy of Title Insurance with such endorsements as Purchaser may request (collectively referred to as the "Endorsements") (such title policy and the Endorsements being referred to collectively as the "Title Policy"), issued by the Title Company, in the amount of the Purchase Price, and insuring that good and marketable of record title to the Land and the Improvements are vested in Purchaser subject to no exceptions other than (a) the Permitted Exceptions; (b) liens placed on the Land and the Improvements in

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connection with Purchaser's financing of its purchase of the Property; and (c) standard printed exceptions and other common exceptions generally included in a CLTA Form Standard Coverage Owner Policy of Title Insurance. The base premium for the Title Policy shall be paid by Seller. The cost of including the Endorsements in the Title Policy shall be paid by Purchaser. Purchaser may elect, at its sole cost, to obtain an ALTA Policy of Title Insurance (the "ALTA Policy"); provided, however, that it shall not be a condition of Closing that Purchaser is able to obtain the ALTA Policy, nor shall the Closing be delayed or extended for the purpose of Purchaser obtaining the ALTA Policy.

V. INSPECTION

5.1   Inspection Period. Subject to the provisions of this Article V (including, but not limited to, Section 5.3) and provided that this Agreement has not been terminated in accordance with the provisions of this Agreement, Seller shall permit Purchaser and its authorized agents and representatives the right to enter upon the Real Property during the hours of 9:00 a.m. and 4:00 p.m., Monday through Friday to inspect the Property and conduct such tests as Purchaser deems necessary. Such entry and inspections may be conducted during a period commencing on the Effective Date and ending at 5:00 p.m. (Irvine, California time) on the date that is thirty (30) calendar days after the Effective Date (and in determining such thirty (30)-day period, the Effective Date shall not be counted) (such period is referred to as the "Inspection Period," and the expiration date for the Inspection Period is referred to as the "Risk Date"). Purchaser shall coordinate in a reasonable manner with Seller concerning any such inspections and tests; and Purchaser shall have access to, and be entitled to enter upon, the Real Property, only after having given one (1) business day's prior notice of any such entry to Seller. Purchaser shall bear the cost of all inspections and tests. At Seller's option, one or more representatives of Seller may be present for any inspection or test.

5.2   Document Review.

(a)   Seller shall deliver to Purchaser on or before three (3) business days after the Escrow Deposit Date (and in determining such three (3)-day period, the Escrow Deposit Date shall not be counted) the following documents:

(i)   The Survey, the Title Report and the Underlying Documents; and

(ii)   The items listed in Exhibit E attached hereto and made a part hereof (the documents referred to in this Section 5.2(a)(ii) are referred to collectively as the "Preliminary Inspection Documents").

During the Inspection Period, Seller shall also make available such other documents relating to the Property as Purchaser may reasonably request in writing to the extent the same are in Seller's possession or control (the "Supplemental Inspection Documents") (the Preliminary Inspection Documents and the Supplemental Inspection Documents

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being referred to collectively as the "Due Diligence Documents"). However, in no event shall Purchaser have the right to inspect or make copies of any appraisals of the Property, any documents in Seller's possession involving either Seller's acquisition of the Property, any internal budgets or projections with respect to the Property, any offers from prospective purchasers of the Property, or any other documents or other materials which Seller determines to be proprietary or confidential to Seller.

(b)   Purchaser acknowledges that all of the non-public Due Diligence Documents are proprietary or confidential in nature, and all of the Due Diligence Documents shall be delivered by Seller to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Purchaser agrees not to disclose the contents of the Due Diligence Documents, or any of the provisions or terms thereof or conditions thereto, to any party outside of Purchaser's organization other than its attorneys, accountants, lenders, investors, advisors, consultants, contractors or agents (collectively, the "Permitted Outside Parties" and individually a "Permitted Outside Party"), or as otherwise required by law; provided, however, such prohibition shall not apply to the contents of Due Diligence Documents which become available to the public other than as a result of a disclosure by or through Purchaser or any Permitted Outside Party. Purchaser further agrees that within its organization, or as to the Permitted Outside Parties, the Due Diligence Documents shall be disclosed and exhibited only to those persons within Purchaser's organization or to those Permitted Outside Parties who are responsible for, or who are assisting in, the determination of the feasibility of Purchaser's acquisition of the Property and who have agreed in writing to preserve the confidentiality of such information as required herein. Purchaser further acknowledges that the Due Diligence Documents and other information relating to the leasing arrangements between Seller and the Tenants or prospective tenants are proprietary or confidential in nature. Purchaser agrees not to divulge the contents of the Due Diligence Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 5.2(b). Purchaser shall indemnify and hold harmless Seller from and against any liability Seller may suffer or incur as a result of the disclosure by persons within Purchaser's organization or the Permitted Outside Parties of the contents of the Due Diligence Documents or of the results of any inspections conducted by Purchaser, any persons within Purchaser's organization or any of the Permitted Outside Parties in accordance with this Article V, to the extent that such disclosure, if made by Purchaser rather than such persons within Purchaser's organization or any Permitted Outside Parties, would constitute a breach of or default under this Article V. In permitting the Permitted Outside Parties to review the Due Diligence Documents or information to assist Purchaser, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller and any such claims are expressly rejected by Seller and waived by Purchaser and the Permitted Outside Parties, for whom, by its execution of this Agreement, Purchaser is acting as an agent with regard to such

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waiver. This Section 5.2(b) shall terminate upon the consummation of the transaction contemplated by this Agreement.

(c)   Purchaser shall return all copies of the Due Diligence Documents that Purchaser has received from Seller, and shall destroy (and, if requested by Seller, such destruction shall be certified to in writing by Purchaser to Seller) all documents, memoranda, notes and other writings (including computer disks) prepared by Purchaser or any of the representatives or agents of Purchaser as a result of the review of, or based upon, the Due Diligence Documents, on the first to occur of (i) such time as Purchaser determines that it shall not acquire the Property, or (ii) such time as this Agreement is terminated for any reason. This Section 5.2(c) shall terminate upon the consummation of the transaction contemplated by this Agreement.

(d)   Purchaser acknowledges that some of the Initial Documents and/or the Due Diligence Documents may have been prepared by third parties and may have been prepared prior to Seller's ownership of the Property. Purchaser hereby acknowledges that Seller has not made and does not make any representation or warranty regarding the truth, accuracy or completeness of any of the Initial Documents and/or the Due Diligence Documents or the sources thereof, whether prepared by Seller or third parties. Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Initial Documents and/or the Due Diligence Documents and is providing the Initial Documents and/or the Due Diligence Documents solely as an accommodation to Purchaser.

(e)   Notwithstanding any provision of this Agreement to the contrary, no termination of this Agreement shall terminate the obligations of Purchaser pursuant to this Section 5.2. Except as expressly provided in Sections 5.2(b) and 5.2(c), the provisions of this Section 5.2 shall survive the Closing and the delivery of the Deed (as defined in Section 8.2(b)(i)).

5.3   Inspection Obligations.

(a)   In conducting any inspections, investigations or tests of the Property or the Due Diligence Documents, Purchaser and its agents and representatives shall fulfill the following obligations: (i) describe in a written notice to Seller any physical testing or sampling of the Property that Purchaser intends to do and obtain Seller's written consent prior to conducting any such physical testing or sampling; (ii) not disturb the Tenants or interfere with their use of the Property pursuant to their respective Leases; (iii) not interfere with the operation and maintenance of the Real Property; (iv) not communicate or meet with any (x) Tenants, (y) contractors working on the Property, or (z) except as provided in this Section 5.3(a), governmental officials regarding the entitlements, tax assessment or any other matter relating to the Property, without, in each case, obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld if

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Purchaser provides Seller with at least twenty-four (24) hours' notice of intent to communicate, which notice shall contain the following information (i) the name and position of the person to be contacted by Purchaser, (ii) the name of the Purchaser's representative who will be making the contact, (iii) when the contact will be attempted, and (iv) the location where the contact will take place. Seller reserves the right in each instance to have a representative present during any such communications. Purchaser or a representative of Purchaser may contact governmental entities regarding the Property during and after the Inspection Period without obtaining the prior written consent of Seller; provided, however, Purchaser or any representative of Purchaser may not under any circumstances take any action to alter, affect, amend or in any way modify the existing development approval rights at the Property or at Park Place, including without limitation, the CUP (defined below in Section 7.2(b)), vesting tentative tract maps and the Development Agreement (defined below in Section 7.2(b)) for the Property; (v) not damage any part of the Property or any personal property owned or held by any Tenant or any other person or entity; (vi) not injure or otherwise cause bodily harm to Seller's agents, guests, invitees, contractors or employees or any Tenant or any other person or entity; (vii) maintain commercial general liability insurance issued by insurers of recognized responsibility authorized to do business in the State of California and having a Best's rating of A-VII or better, and naming Seller as an additional insured, providing protection in limits of not less than Five Million Dollars ($5,000,000) for bodily injury or death in any one occurrence, and not less than Five Million Dollars ($5,000,000) for property damage where said injury, death or damage arises in connection with the presence of Purchaser, its agents, consultants and representatives on the Real Property (the "Requisite Insurance Coverage"); (viii) deliver to Seller before entry upon the Real Property a certificate of insurance verifying that Purchaser has obtained the Requisite Insurance Coverage; (ix) promptly pay when due the costs of all tests, investigations and examinations performed by or on behalf of Purchaser with regard to the Property; (x) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; (xi) fully restore the Real Property to substantially the condition in which the same was found before any such inspection or tests were undertaken; and (xii) not reveal or disclose any information obtained during the Inspection Period concerning the Property and the Due Diligence Documents to anyone outside Purchaser's organization other than the Permitted Outside Parties except in accordance with the confidentiality standards set forth in Section 5.2(b).

(b)    Purchaser agrees to indemnify, defend and hold Seller and its respective members, partners, agents, employees, successors and assigns and each of their respective affiliates harmless from and against any and all liens, claims, causes of action, damages, liabilities, demands, suits, obligations, losses, penalties, costs and expenses (including reasonable attorneys' fees) arising out of (i) Purchaser's inspections or tests permitted under this Article V, or (ii) Purchaser's violation of any of the obligations set forth in Section 5.3(a).

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(c)   Notwithstanding any provision of this Agreement to the contrary, no termination of this Agreement shall terminate the obligations of Purchaser pursuant to this Section 5.3. The provisions of this Section 5.3 shall survive the Closing and the delivery of the Deed (as defined in Section 8.2(b)(i)).

5.4   Right of Termination Relating to Inspection. If, during the Inspection Period, Purchaser shall, in Purchaser's sole discretion, conclude that it does not want to proceed with the purchase of the Property in accordance with this Agreement for any reason or for no reason, then Purchaser shall be entitled, as its sole and exclusive remedy, to terminate this Agreement by delivering a written notice of termination to Seller and the Escrow Agent on or before 5:00 p.m. (Irvine, California time) on or before the Risk Date. Upon such termination, the provisions of Sections 9.4(a) and 9.3 shall be applicable. If Purchaser does not deliver a written notice of termination of this Agreement to Seller and the Escrow Agent at or before 5:00 p.m. (Irvine, California time) on the Risk Date, (a) the termination right described in this Section 5.4 shall automatically expire at 5:01 p.m. (Irvine, California time) on the Risk Date, and (b) thereafter, Purchaser shall be entitled to a return of the Deposit only in the relevant circumstances specified in Section 9.4(b).

5.5   Property Conveyed "As Is." PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED PURCHASER OF REAL ESTATE AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF PURCHASER'S CONSULTANTS IN PURCHASING THE PROPERTY. PURCHASER MAY CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY AS PURCHASER DEEMS NECESSARY OR APPROPRIATE, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND PURCHASER SHALL RELY UPON SAME. UPON THE CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INSPECTIONS AND INVESTIGATIONS. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON THE CLOSING, SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS," WITH ALL FAULTS, AND THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 7.1(c), SELLER DOES NOT MAKE, AND SHALL NOT UNDER ANY CIRCUMSTANCES BE DEEMED TO HAVE MADE, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR HABITABILITY WITH RESPECT TO THE PROPERTY. THE TERMS AND CONDITIONS OF THIS SECTION 5.5 SHALL EXPRESSLY SURVIVE THE CLOSING, NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS AND SHALL BE INCORPORATED INTO THE DEED. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT,

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EMPLOYEE OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO HEREIN. PURCHASER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS THE "AS IS" NATURE OF THIS SALE AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE PROPERTY. PURCHASER HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT WITH ITS COUNSEL AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. PURCHASER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO PURCHASER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT.

5.6   Investigative Studies. As additional consideration for the transaction contemplated herein, Purchaser agrees that, if Purchaser terminates this Agreement pursuant to Section 5.4, Purchaser shall simultaneously provide to Seller, at no cost to Seller, copies of any and all written inspections, reports, tests, studies or surveys that Purchaser made or caused to be made in connection with the Property and which relate to either the physical or environmental conditions of the Real Property (the "Physical Inspection Reports"). Purchaser does not make, and Purchaser shall not be deemed to have made, any representation or warranty regarding the truth, accuracy or completeness of any of the Physical Inspection Reports. The Physical Inspection Reports shall be delivered by Purchaser to Seller solely as an accommodation to Seller and with no assurances by Purchaser with respect thereto; and Seller agrees that Seller shall not have any right to rely on the Physical Inspection Reports or any right to bring any action or to make any claim against the preparer of any Physical Inspection Report. The obligations of Purchaser under this Section 5.6 shall survive the termination of this Agreement for any reason.

VI.
CONTRACTS; ASSIGNMENT OF DEVELOPMENT
AGREEMENT, CCRs AND ARSDO

6.1   Assignment of Contracts. If this Agreement is not terminated on or before the Risk Date, then Purchaser shall, either before or on the Risk Date, provide Seller with written notice (the "Contract Notice") indicating whether Purchaser wants Seller to terminate any assignable service, supply or maintenance contracts or parking agreements which relate to the Property and which, by their terms, are terminable prior to the Closing Date without cost to Seller. Seller shall terminate any assignable service, supply or maintenance contracts which relate to the Property and which, by their terms, are terminable prior to the Closing Date without cost to Seller, which are listed on Purchaser's Contract Notice. All of the assignable service, supply and maintenance contracts and parking agreements referred to in Article I(e), other than those contracts required to be terminated by Seller pursuant to the Contract Notice, together with the Residential Agreement referred to in Article I(g), are referred to collectively as the "Contracts" and individually as a "Contract." Seller shall timely perform all of the obligations on the part of Seller to be performed under the Contracts up to and including the Closing Date; provided, however, that nothing in this Section 6.1 shall prevent Seller from terminating a

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Contract (or Contracts) if Seller, in its sole and absolute discretion, deems such termination necessary to comply with Seller's obligation under Section 10.1 of this Agreement. Seller may enter into a contract with a new service, supply or maintenance vendor (i) in Seller's sole and absolute discretion any time prior to the earlier of the receipt by Seller of the Contract Notice or the Risk Date, or (ii) only with the prior written approval of Purchaser, which approval shall not be unreasonably withheld or delayed, if after the earlier of the receipt by Seller of the Contract Notice or the Risk Date. Any new contract entered into by Seller in accordance with the provisions of the immediately preceding sentence shall become a Contract. On the Closing Date, Seller shall assign and Purchaser shall assume all of the rights and obligations of Seller under the Contracts from and after Closing pursuant to an Assignment and Assumption of Contracts and Intangible Property in the form attached hereto and made a part hereof as Exhibit G.

6.2   Assignment of Rights Under REA. On the Closing Date, Seller shall assign to Purchaser all of the rights referred to in Section I(h), and Purchaser shall assume all of the obligations of Seller under the REA relating to such rights which are payable or performable on or after the Closing Date, pursuant to an Assignment and Assumption of Contracts and Intangible Property in the form attached hereto and made a part hereof as Exhibit G. Purchaser shall indemnify, defend and hold harmless Seller from and against any liability Seller may suffer or incur as a result of a failure of Purchaser to pay or perform any obligations of Seller assumed by Purchaser pursuant to such Assignment and Assumption of Contracts and Intangible Property.

6.3   Assignment of Development Agreement, CCRs and ARSDO. On the Closing Date, Seller shall assign and Purchaser shall assume all of the rights and obligations of Seller under (i) the Development Agreement pursuant to an Assignment and Assumption of Development Agreement in the form attached hereto and made a part hereof as Exhibit J, (ii) the CCRs pursuant to an Assignment and Assumption of CCRs in the form attached hereto and made a part hereof as Exhibit K and (iii) the ARSDO pursuant to an Assignment and Assumption of ARSDO in the form attached hereto and made a part hereof as Exhibit L. Purchaser shall indemnify, defend and hold harmless Seller from and against any liability Seller may suffer or incur as a result of a failure of Purchaser or any of Purchaser's affiliates to pay or perform any obligations of Seller assumed by Purchaser pursuant to the assignments identified in clauses (i), (ii) and (iii) of this Section 6.3. Seller shall obtain all required consents, if any, from the City of Irvine in the case of the Assignment and Assumption of Development Agreement, and from the Developer (as that term is defined in the CCRs and the ARSDO) in the case of the Assignment and Assumption of CCRs and the Assignment and Assumption of ARSDO. Seller agrees that Seller will not execute a modification, supplement or amendment of the Development Agreement, the CCRs, and/or the ARSDO for a period commencing on the Effective Date and continuing to the earlier of (i) forty-five (45) days following the Effective Date, (ii) default under any such agreement, or (iii) termination of any such agreement (the "No Modification Period"). At the termination of the No Modification Period, Seller may, in its sole and absolute discretion, enter into any modification, supplement or amendment of the Development Agreement, the CCRs and/or the ARSDO, whether or not the transaction contemplated by this Agreement has been consummated.

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6.4   Broker Commissions. Seller shall remain responsible for all outstanding brokerage commission obligations of Seller to Crow Orange County Management Company, Inc., a Texas corporation, if any, in connection with the Residential Agreement (the "Residential Agreement Commission Obligation"). Seller agrees to hold Purchaser harmless against all claims, demands, liabilities and obligations (including, without limitation, reasonable attorneys' fees and disbursements) arising as a result of any commissions arising under the Residential Agreement Commission Obligation.

VII.
REPRESENTATIONS AND WARRANTIES;
WAIVERS AND
LIMITATIONS OF LIABILITY

7.1Seller's Representations.

(a)   EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 7.1(c), SELLER HAS NOT MADE AND DOES NOT NOW MAKE, AND
SPECIFICALLY DISCLAIMS, ANY WARRANTIES, REPRESENTATIONS OR GUARANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES, REPRESENTATIONS OR GUARANTIES AS TO THE FOLLOWING: (i) MATTERS OF TITLE, (ii) ENVIRONMENTAL MATTERS RELATING TO THE PROPERTY OR ANY PORTION THEREOF, (iii) GEOLOGICAL CONDITIONS, INCLUDING, WITHOUT LIMITATION, SUBSIDENCE, SUBSURFACE CONDITIONS, WATER TABLE, UNDERGROUND WATER RESERVOIRS, LIMITATIONS REGARDING THE WITHDRAWAL OF WATER AND EARTHQUAKE FAULTS AND THE RESULTING DAMAGE OF PAST OR FUTURE EARTHQUAKES, (iv) WHETHER, AND TO THE EXTENT TO WHICH, THE PROPERTY OR ANY PORTION THEREOF IS AFFECTED BY ANY STREAM (SURFACE OR UNDERGROUND), BODY OF WATER, FLOOD PRONE AREA, FLOOD PLAIN, FLOODWAY OR SPECIAL FLOOD HAZARD, (v) DRAINAGE, (vi) SOIL CONDITIONS, INCLUDING THE EXISTENCE OF INSTABILITY, PAST SOIL REPAIRS, SOIL ADDITIONS OR CONDITIONS OF SOIL FILL, OR SUSCEPTIBILITY TO LANDSLIDES, OR THE SUFFICIENCY OF ANY UNDER SHORING, (vii) ZONING OR ENTITLEMENTS TO WHICH THE PROPERTY OR ANY PORTION THEREOF MAY BE SUBJECT, (viii) THE AVAILABILITY OF ANY UTILITIES TO THE PROPERTY OR ANY PORTION THEREOF, INCLUDING, WITHOUT LIMITATION, WATER, SEWAGE, GAS AND ELECTRIC, (ix) USAGES OF ADJOINING PROPERTY, (x) ACCESS TO THE PROPERTY OR ANY PORTION THEREOF, (xi) THE VALUE, COMPLIANCE WITH THE PLANS AND SPECIFICATIONS, SIZE, LOCATION, AGE, USE, DESIGN, QUALITY, DESCRIPTION, SUITABILITY, STRUCTURAL INTEGRITY, OPERATION, TITLE TO, OR PHYSICAL OR FINANCIAL CONDITION OF, THE PROPERTY

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OR ANY PORTION THEREOF, (xii) ANY INCOME, EXPENSES, CHARGES, LIENS, ENCUMBRANCES, RIGHTS OR CLAIMS ON OR AFFECTING OR PERTAINING TO THE PROPERTY OR ANY PART THEREOF, (xiii) THE PRESENCE OF HAZARDOUS SUBSTANCES IN OR ON, UNDER OR IN THE VICINITY OF THE PROPERTY, (xiv) THE CONDITION OR USE OF THE PROPERTY OR COMPLIANCE OF THE PROPERTY WITH ANY OR ALL PAST, PRESENT OR FUTURE FEDERAL, STATE OR LOCAL ORDINANCES, RULES, REGULATIONS OR LAWS, BUILDING, FIRE OR ZONING ORDINANCES, CODES OR OTHER SIMILAR LAWS, (xv) THE EXISTENCE OR NON-EXISTENCE OF UNDERGROUND STORAGE TANKS, (xvi) ANY OTHER MATTER AFFECTING THE STABILITY OR INTEGRITY OF THE REAL PROPERTY, (xvii) THE POTENTIAL FOR FURTHER DEVELOPMENT OF THE PROPERTY, (xviii) THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PROPERTY, (xix) THE MERCHANTABILITY OF THE PROPERTY, THE FITNESS OF THE PROPERTY FOR ANY PARTICULAR PURPOSE (PURCHASER AFFIRMING THAT PURCHASER HAS NOT RELIED ON SELLER'S SKILL OR JUDGMENT TO SELECT OR FURNISH THE PROPERTY FOR ANY PARTICULAR PURPOSE, AND THAT SELLER MAKES NO WARRANTY THAT THE PROPERTY IS FIT FOR ANY PARTICULAR PURPOSE) OR THE HABITABILITY OF THE PROPERTY, OR (xx) ANY TAX CONSEQUENCES RELATING TO THE PURCHASE OF THE PROPERTY, THE OWNERSHIP OR OPERATION OF THE PROPERTY OR ANY OTHER MATTER. PURCHASER HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY AND ALL IMPLIED WARRANTIES. NO ORAL WARRANTIES, REPRESENTATIONS OR STATEMENTS SHALL BE CONSIDERED A PART HEREOF.

(b)   "Hazardous Substances" Defined. For purposes hereof, "Hazardous Substances" means any hazardous, toxic or dangerous waste, substance or material, pollutant or contaminant, as defined for purposes of The Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.), as amended ("CERCLA"), and The Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), as amended ("RCRA"), or any other federal, state or local law, ordinance, rule or regulation applicable to the Property, or any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, including, without limitation, any substance which contains gasoline, diesel fuel, crude oil, other petroleum hydrocarbons, polychlorinated biphenyls, radon gas, urea formaldehyde, asbestos, lead, electromagnetic waves, petroleum products, and any derivatives thereof.

(c)   Seller warrants and represents to Purchaser that:

(i)   Seller is a limited liability company duly formed and existing under the laws of the State of Delaware and is qualified to do
PPD/

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business in the State of California; and is in good standing in the State of Delaware and the State of California;
(ii)   This Agreement has been, and all the documents executed by Seller which are to be delivered by Seller to Purchaser at the Closing are, or at the time of the Closing shall be, duly authorized, executed and delivered by Seller, and are, or at the Closing shall be, legal, valid and binding obligations of Seller;
(iii)   The IRH2 Payments received by Seller as of the Effective Date are reflected on Schedule A ("IRH2 Payments Statement") to Exhibit M attached hereto and made a part hereof;
(iv)   Seller is not a "foreign person" within the meaning of Section 1445(0(3) of the Internal Revenue Code of 1986, as amended, and Seller shall furnish to Purchaser, at the Closing, an affidavit in the form attached hereto and made a part hereof as Exhibit H confirming the same; and
(v)   To the knowledge of Seller (the term "knowledge of Seller" is limited to the actual knowledge of William H. Lane, Jr.), this Agreement does not violate (x) the provisions of any other agreement to which Seller, as of the Effective Date, is a party and which has as its subject matter the sale and conveyance of the Property, or (y) Seller's operating agreement. In connection with this representation, Purchaser acknowledges and agrees that Seller may, until the Closing Date, enter into agreements which have as their subject matter the sale and conveyance of the Property; provided, however, that any such agreements shall be subject to the rights of Purchaser under this Agreement.
7.2   Purchaser's Representations. Purchaser represents, warrants, covenants and agrees to and with Seller that:
(a)   Purchaser is a limited partnership duly formed and existing under the laws of the State of Maryland and is qualified to do business in the State of California; and is in good standing in the State of Maryland and the State of California;
(b)   This Agreement has been, and all documents executed by Purchaser which are to be delivered by Purchaser to Seller at the Closing are, or at the time of the Closing shall be, duly authorized, executed and delivered by Purchaser, and are, or at the Closing shall be, legal, valid and binding obligations of Purchaser;
(c)   In connection with any inspection of the Property which Purchaser may conduct in accordance with Article V or in connection with any action taken by Purchaser prior to the Closing Date, Purchaser shall not take any action which will in any manner have an adverse effect on the Conditional Use Permit issued by the City of Irvine,

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California (City of Irvine Planning Commission (i) Resolution No. 89-1379 and (ii) Resolution No. 89-1380) (the "CUP"), or that certain Park Place Development Agreement, dated as of October 24, 2002, by and between the Seller and certain other owners at Park Place on the one hand and the City of Irvine on the other hand, approved by City Ordinance No. 02-12, and recorded October 24, 2002 in the Official Records, County of Orange, as Instrument No. 20020927361 (the "Development Agreement"), covering the Land and other real property; and

(d)   Purchaser has, as of the Effective Date, and shall maintain throughout the Escrow period to and including the Closing Date, a net worth of at least One Hundred Million Dollars ($100,000,000), of which at least Ten Million Dollars ($10,000,000) shall be in the form of cash or cash equivalents (the "Net Worth Requirement"). Purchaser's obligation to maintain the Net Worth Requirement shall terminate concurrent with Closing.

7.3   Accuracy of Representations. The continued accuracy in all respects of the aforesaid representations and warranties shall be a condition precedent to Purchaser's and Seller's obligation to consummate the transaction contemplated by this Agreement. All representations and warranties contained in this Agreement shall be deemed remade as of the Closing Date. If any of said representations and warranties of Seller shall not be correct at the time the same is made, or on the Closing Date, then Purchaser may terminate this Agreement by delivering a written notice of termination to Seller on the later of (a) within five (5) business days after Purchaser gains actual knowledge of the existence of the incorrect representation or warranty or (b) the Risk Date. If any of said representations and warranties of Purchaser shall not be correct at the time the same is made, or on the Closing Date, then Seller may terminate this Agreement by delivering a written notice of termination to Purchaser within five (5) business days after Seller gains actual knowledge of the existence of the incorrect representation or warranty. Upon termination of this Agreement by either Purchaser or Seller under this Section 7.3, the Deposit shall be delivered to Purchaser or Seller in accordance with Section 9.4. The remaining consequences of such termination shall be as described under Section 9.3. If either Seller or Purchaser believes that any representation or warranty by the other party in this Agreement is not correct, the party making such determination shall promptly notify the other party in writing to such effect and shall specify in reasonable detail the reason why the notifying party believes that such representation or warranty is not correct.

7.4   Survival of Right of Action. Any right of action of Purchaser for the breach by Seller of any representation or warranty contained in Section 7.1(c) shall not merge with the Closing or the delivery of the Deed but shall survive the Closing, provided that any claim by Purchaser based upon a breach of any such representation or warranty shall be deemed waived unless Purchaser has given Seller written notice of such claim prior to the expiration of six (6) months after the Closing Date. Any suit by Purchaser for any breach by Seller of any such representation or warranty must be filed on or before one (1) year after the Closing Date or shall be forever barred. Any right of action of Seller for the breach by Purchaser of any representation, warranty, covenant or agreement contained in Section 7.2 shall not merge with the Closing or the

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delivery of the Deed but shall survive the Closing, provided that any claim by Seller based upon a breach of any such representation, warranty, covenant or agreement shall be deemed waived unless Seller has given Purchaser written notice of such claim prior to the expiration of six (6) months after the Closing Date. Any suit by Seller for any breach by Purchaser of any such representation, warranty, covenant or agreement must be filed on or before one (1) year after the Closing Date or shall be forever barred.

7.5   Purchaser's Waivers and Releases.

(a)   PURCHASER AGREES THAT PURCHASER, FOR ITSELF AND ON BEHALF OF EACH OF PURCHASER'S AFFILIATES, INCLUDING WITHOUT LIMITATION PURCHASER'S GENERAL PARTNER AND THE OWNER OF THAT CERTAIN APPROXIMATE FIFTEEN (15) ACRE PARCEL OF REAL PROPERTY SURROUNDED BY THE PROPERTIES SUBJECT TO THIS AGREEMENT AND THE OTHER PURCHASE AGREEMENTS (DEFINED BELOW) AND COMMONLY REFERRED TO AS THE "FACILITY PARCEL" (COLLECTIVELY, THE "PURCHASER PARTIES" AND INDIVIDUALLY A "PURCHASER PARTY" ), WAIVES, AND WILL NOT ATTEMPT TO ASSERT IN ITS OWN NAME OR ON BEHALF OR FOR THE BENEFIT OF ANY PURCHASER PARTY, ANY LIABILITY OR CLAIMS AGAINST SELLER, ITS MEMBERS, PARTNERS OR OFFICERS, EMPLOYEES, AGENTS, CONTROLLING PERSONS OR AFFILIATES OF SELLER OR ANY OF SUCH OTHER PARTIES (THE "SELLER PARTIES") FOR OR ON THE BASIS OF (i) ANY NON-PUBLIC INFORMATION FURNISHED BY SELLER TO PURCHASER, AND (ii) THE POST-CLOSING AUDIT (DEFINED BELOW IN SECTION 12.16), AND PURCHASER, FOR ITSELF AND ON BEHALF OF THE PURCHASER PARTIES, HEREBY RELEASES SELLER FROM ANY LIABILITY TO OR CLAIMS OF PURCHASER OR THE PURCHASER PARTIES FOR OR ON THE BASIS OF ANY OF THE FOREGOING. PURCHASER FURTHER AGREES THAT ONLY PURCHASER WOULD HAVE THE RIGHT TO ASSERT THE FOLLOWING CLAIMS, AND THEREFORE FOR ITSELF ONLY, WAIVES, AND WILL NOT ATTEMPT TO ASSERT, ANY LIABILITY OR CLAIMS AGAINST THE SELLER PARTIES FOR OR ON THE BASIS OF (i) SELLER'S FAILURE TO DISCLOSE ANY INFORMATION TO PURCHASER, AND (ii) THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT, AND PURCHASER HEREBY RELEASES SELLER FROM ANY LIABILITY TO OR CLAIMS OF PURCHASER FOR OR ON THE BASIS OF ANY OF THE FOREGOING. THE PURCHASER'S WAIVER AND RELEASE PURSUANT TO THIS SECTION 7.5(a) SHALL SURVIVE THE CLOSING OR THE TERMINATION OF THIS AGREEMENT.

(b)   PURCHASER ACKNOWLEDGES THAT HAVING HAD THE OPPORTUNITY TO INSPECT THE PROPERTY, HAVING HAD THE

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OPPORTUNITY TO OBSERVE ITS PHYSICAL CHARACTERISTICS AND EXISTING CONDITIONS AND HAVING HAD THE OPPORTUNITY TO CONDUCT SUCH INVESTIGATION AND STUDY ON AND OF THE PROPERTY AND ADJACENT AREAS AS IT DEEMS NECESSARY, PURCHASER HEREBY WAIVES, AND RELEASES ALL OF THE SELLER PARTIES FROM, ANY AND ALL OBJECTIONS TO OR COMPLAINTS REGARDING SUCH CHARACTERISTICS AND CONDITIONS OF THE PROPERTY (INCLUDING, BUT NOT LIMITED TO, FEDERAL, STATE OR COMMON LAW BASED ACTIONS AND ANY PRIVATE RIGHT OF ACTION UNDER STATE AND FEDERAL LAW TO WHICH THE PROPERTY IS OR MAY BE SUBJECT, INCLUDING, BUT NOT LIMITED TO, CERCLA AND RCRA, PHYSICAL CHARACTERISTICS AND EXISTING CONDITIONS, INCLUDING, WITHOUT LIMITATION, STRUCTURAL AND GEOLOGIC CONDITIONS, SUBSURFACE SOIL AND WATER CONDITIONS AND SOLID AND HAZARDOUS WASTE AND HAZARDOUS SUBSTANCES) ON, UNDER, ADJACENT TO OR OTHERWISE AFFECTING THE PROPERTY. PURCHASER FURTHER HEREBY ASSUMES, AND RELEASES ALL OF THE SELLER PARTIES FROM, THE RISK OF CHANGES IN APPLICABLE LAWS AND REGULATIONS RELATING TO PAST, PRESENT AND FUTURE ENVIRONMENTAL CONDITIONS ON THE PROPERTY, AND THE RISK THAT ADVERSE PHYSICAL CHARACTERISTICS AND CONDITIONS, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OF HAZARDOUS SUBSTANCES OR OTHER CONTAMINANTS, MAY NOT BE REVEALED BY ITS INVESTIGATIONS PERMITTED HEREUNDER.

(c)   In connection with the releases by Purchaser of the Seller Parties in Sections 7.5(a) and 7.5(b), Purchaser, on behalf of itself and all of its affiliates, expressly waives all rights under California Civil Code Section 1542, which provides that:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

The foregoing releases in Sections 7.5(a) and 7.5(b) shall apply with respect to any liability of Seller to Purchaser in respect of a claim or action brought by a private party or by a governmental authority under any statute or common law now or hereafter in effect, including, without limitation, any statute or common law which imposes strict liability, and is intended to apply with respect to any claim or action arising before or after the Closing Date or before or after the conveyance of all or any portion of the Property. It is the intent of Seller and Purchaser that the releases in Section 7.5(a) and 7.5(b) be construed to give Seller and the other Seller Parties the broadest possible releases consistent with the terms of this Agreement.

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(d)   This Section 7.5 shall survive the Closing and the delivery of the Deed or the termination of this Agreement for any reason.

VIII. CLOSING

8.1   Closing Date. The Closing shall be held in the offices of the Escrow Agent (or such other location as may be mutually agreed upon in writing by Seller and Purchaser) at 10:00 a.m. (California time) on the date which is no later than the fifteenth (15th) calendar day after the Risk Date (and in determining such fifteen (15)-day period, the Risk Date shall not be counted), or on such earlier or later date as Seller and Purchaser shall mutually agree upon in writing (the "Scheduled Closing Date"). The actual date on which the Escrow closes, as evidenced by recordation of the Deed in the Official Records of Orange County, California, shall be the "Closing Date."

8.2   Seller's Closing Obligations.

(a)   Except as otherwise set forth in this Section 8.2(a), on or before the Scheduled Closing Date, Seller shall deliver to Purchaser the following documents, certified by Seller as true and complete to the best knowledge and belief of Seller:

(i)   a list of the Contracts that shall be assigned to Purchaser at the Closing pursuant to Section 6.1 above;

(ii)   copies (or originals if available) of the Contracts that shall be assigned to Purchaser pursuant to Section 6.1 above;

(iii)   copies of the REA, the CUP, the Development Agreement, the CCRs and the ARSDO;

(iv)   a Certificate of Formation of Seller, Operating Agreement of Seller, and evidence of the authority of Seller to transact business in the State of California;

(v)   copies (or originals if available) of all plans and specifications, permits, licenses and authorizations relating to the Property in Seller's possession;

(vi)   two (2) business days prior to the Scheduled Closing Date, an IRH2 Payments Statement; and

(vii)   such other documents as may reasonably be required by Purchaser or the Escrow Agent to evidence the authority of Seller to consummate the sale of the Property in accordance with this Agreement.

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(b)   No later than 10:00 a.m. (Irvine, California time) on the business day prior to the Scheduled Closing Date, Seller shall deposit the following documents into the Escrow, each duly executed and, if appropriate, acknowledged by Seller and/or any other parties listed below, as appropriate:

(i)   a Grant Deed (the "Deed") in the form attached hereto as Exhibit F;

(ii)   a Partial Cancellation of Restrictions in the form attached hereto as Exhibit I (the "Partial Cancellation");

(iii)   two (2) counterpart originals of an Assignment and Assumption of Contracts and Intangible Property in the form attached hereto as Exhibit G (the "Assignment of Contracts");

(iv)   three (3) counterpart originals of an Assignment and Assumption of Development Agreement in the form attached hereto as Exhibit J (the "Assignment of Development Agreement");

(v)   three (3) counterpart originals of an Assignment and Assumption of CCRs in the form attached hereto as Exhibit K (the "Assignment of CCRs");

(vi)   three (3) counterpart originals of an Assignment and Assumption of ARSDO in the form attached hereto as Exhibit L (the "Assignment of ARSDO");

(vii)   one (1) original of the Non-Foreign Person Affidavit (the "Non-Foreign Affidavit") and one (1) original certificate confirming the non-applicability of requirements for withholding of sales proceeds under the California Revenue and Taxation Code law (the "California Affidavit") in the forms attached hereto as Exhibit H; and

(viii)   an IRH2 Payments Statement, certified by Seller, in the form of Exhibit M attached hereto, updated to a date not more than two (2) business days prior to the Closing Date.

8.3   Purchaser's Closing Obligations.

(a)   No later than 10:00 a.m. (Irvine, California time) on the business day prior to the Scheduled Closing Date, Purchaser shall deposit the following documents into the Escrow, each duly executed and, if appropriate, acknowledged by Purchaser and/or any other parties listed below, as appropriate:

(i)   two (2) counterpart originals of the Assignment of Contracts;

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(ii)   three (3) counterpart originals of the Assignment of Development Agreement;

(iii)   three (3) counterpart originals of the Assignment of CCRs;

(iv)   three (3) counterpart originals of the Assignment of ARSDO; and

(v)   such other documents as may be reasonably required by Seller or the Escrow Agent, including, but not limited to, certified documentation evidencing that Purchaser is authorized to consummate the purchase of the Property in accordance with this Agreement and designating those persons authorized to execute and deliver all necessary documents on behalf of Purchaser at the Closing.

(b)   No later than 10:00 a.m. (Irvine, California time) on the business day prior to the Scheduled Closing Date, Purchaser shall deposit into the Escrow by Federal Reserve wire transfer of immediately available funds to an account or accounts which shall be designated by the Escrow Agent (a) the Purchase Price less the amount of (x) the Deposit and the Initial Payment made by Purchaser, and (y) the IRH2 Payments shown on the IRH2 Payments Statement, certified by Seller, in the form of Exhibit M attached hereto and made a part hereof, and (b) any additional funds necessary to pay Purchaser's share of prorations and closing costs.

8.4   Purchaser's Closing Conditions. The following shall be conditions precedent to Purchaser's obligation to consummate the transaction contemplated by this Agreement. If any of the following conditions precedent to Purchaser's obligation to consummate the transaction contemplated by this Agreement are not satisfied in all material respects on or before the Closing Date, Purchaser may, at its option (a) waive such condition and close this transaction with no reduction in the Purchase Price, or (b) terminate this Agreement by notice in writing to Seller.

(a)   On the Closing Date, all of Seller's representations and warranties shall be true and correct in all material respects and Seller shall have performed in all material respects each covenant to have been performed by Seller hereunder on or before the Closing Date, including, without limitation, the provisions of Section 8.2 above.

(b)   On the Closing Date, the Improvements, if any, shall be in the same condition and repair as existed with respect thereto on the Risk Date, subject to a Casualty or any proceeding described in Article XI having occurred between the Risk Date and the Closing Date and ordinary wear and tear which occurs between the Risk Date and the Closing Date.

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(c)   On the Closing Date, there shall be no litigation pending or threatened, seeking (i) to enjoin the consummation of the sale and purchase hereunder, (ii) to recover title to the Property, or any part thereof or any interest therein, or (iii) to enjoin the violation of any law, rule, regulation, restrictive covenant or zoning ordinance that may be applicable with respect to the ownership or operation of the Land or the Improvements.

(d)   On or before the Closing Date, the Title Company has committed to issue to Purchaser the Purchaser's Title Policy subject only to the Permitted Exceptions as provided in Section 4.3 above.

(e)   On the Closing Date, Crow Winthrop Development Limited Partnership ("CWDLP") shall have caused to be consummated, or shall have tendered to the Escrow Agent all of the funds and agreements or other documents required to consummate, each and every one of the transactions contemplated by the following agreements under which CWDLP is either the seller or is the managing member of the seller: (i) Agreement for Sale and Purchase of Real Property dated as of June 8, 2004 by and between Park Place Parking Company LLC, as seller, and Purchaser, as purchaser, (ii) Agreement for Sale and Purchase of Real Property dated as of June 8, 2004, by and between 3161 Michelson Drive LLC, as seller, and Purchaser, as purchaser, (iii) Agreement for Sale and Purchase of Real Property dated as of June 8, 2004, by and between 3121 Michelson Drive LLC, as seller, and Purchaser, as purchaser, (iv) Agreement for Sale and Purchase of Real Property dated as of June 8, 2004, by and between Park Place Hotel Company LLC, as seller, and Purchaser, as purchaser, (v) Agreement for Sale and Purchase of Real Property dated as of June 8, 2004, by and between CWDLP, as seller, and Purchaser, as purchaser and (vi) Agreement for Sale and Purchase of Real Property dated as of June 8, 2004, by and between Shops at Park Place LLC, as seller, and Purchaser, as purchaser, (collectively, the "Other Purchase Agreements"). Purchaser shall under no circumstances be required to consummate the transaction contemplated by this Agreement unless CWDLP also consummates or causes the consummation of the transactions contemplated by the Other Purchase Agreements.

(f)   Concurrent with Closing, Crow Orange County Management Company, Inc., a Texas corporation ("COCMC"), the REA Managing Agent (as that term is defined in the REA), will (i) assign its duties as REA Managing Agent under the REA to an entity designated by Purchaser (the "New REA Manager") in writing to Seller and Escrow not less than three (3) business days prior to the Scheduled Closing Date, and the New REA Manager shall assume all of COCMC's right, title and interest in and to all contracts relating to the management of the Common Area (as that term is defined in the REA), including without limitation the REA Management Agreement dated July 26, 1985, executed by and between Crow Winthrop Operating Partnership, CWDLP and COCMC, and (ii) transfer to the New REA Manager all tangible personal property utilized by COCMC in the management of the Common Area; provided, however, that Purchaser

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shall be deemed to have waived this condition if Purchaser fails to designate the New REA Manager in writing to Seller and Escrow not less than three (3) business days prior to the Scheduled Closing Date.

8.5   Seller's Closing Conditions. The following shall be conditions precedent to Seller's obligation to consummate the transaction contemplated by this Agreement. If any of the following conditions precedent to Seller's obligation to consummate the transaction contemplated by this Agreement are not satisfied in all material respects on or before the Closing Date, Seller may, at its option (a) waive such condition and close this transaction with no increase in the Purchase Price, or (b) terminate this Agreement by notice in writing to Purchaser.

(a)   On the Closing Date, all of Purchaser's representations and warranties shall be true and correct in all material respects and Purchaser shall have performed in all material respects each covenant to have been performed by Purchaser hereunder on or before the Closing Date, including, without limitation, the provisions of Section 8.3 above.

(b)   On the Closing Date, there shall be no litigation pending or threatened, seeking (i) to enjoin the consummation of the sale and purchase hereunder, (ii) to recover title to the Property, or any part thereof or any interest therein, (iii) to enjoin the distribution of Seller's Escrow proceeds from Escrow to Seller, or (iv) to enjoin the violation of any law, rule, regulation, restrictive covenant or zoning ordinance that may be applicable with respect to the ownership or operation of the Land, the Improvements or the Personal Property.

(c)   On the Closing Date, Purchaser shall have consummated, or shall have tendered to the Escrow Agent all of the funds and agreements or other documents required to consummate, the transactions contemplated by the Other Purchase Agreements. Purchaser shall under no circumstances be entitled to consummate the transaction contemplated by this Agreement unless Purchaser shall have consummated, or shall have tendered to the Escrow Agent all of the funds and agreements or other documents required to consummate, the transactions contemplated by the Other Purchase Agreements.

8.6   Closing Actions by Escrow Agent. When all conditions to the Closing have been satisfied, including without limitation, all deposits and deliveries required under this Article VIII, the Escrow Agent shall close this transaction by taking the actions listed below in the order indicated. Escrow Agent is authorized and instructed to assemble counterparts delivered to it by the parties into fully executed originals. The Closing Date shall be deemed to have occurred when the Escrow Agent delivers the Deed to the Orange County Recorder's office for recordation and the same is filed for record.

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(a)   The Escrow Agent shall record the following documents (collectively, the "Recorded Documents") in the order indicated:

(i)   the Partial Cancellation;

(ii)   the Deed;

(iii)   the Assignment of Development Agreement;

(iv)   the Assignment of CCRs;

(v)   the Assignment of ARSDO; and

(vi)   Purchaser's financing documents, if any.

(b)   The Escrow Agent shall deliver to Seller:

(i)   the Purchase Price less the amount of (x) the Deposit and the Initial Payment made by Purchaser, and (y) the IRH2 Payments shown on the IRH2 Payments Statement, certified by Seller, in the form of Exhibit M attached hereto and made a part hereof;

(ii)   one (1) original Assignment of Contracts;

(iii)   one (1) original Assignment of Development Agreement;

(iv)   one (1) original Assignment of CCRs;

(v)   one (1) original Assignment of ARSDO; and

(vi)   a copy of each Recorded Document conformed by the Orange County Recorder and showing the recording information for each such document.

The Escrow Agent shall wire the funds due to Seller from the Escrow to Seller's depository account (as indicated in Seller's separate wire instructions to the Escrow Agent) early enough on the Closing Date such that Seller receives such funds prior to 12:00 noon (Irvine, California time) on the Closing Date; and

(c)   Escrow Agent shall deliver to Purchaser:

(i)   one (1) original Assignment of Contracts;

(ii)   one (1) original Assignment of Development Agreement;

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(iii)   one (1) original Assignment of CCRs;

(iv)   one (1) original Assignment of ARSDO;

(v)   the IRH2 Payments Statement;

(vi)   the original Non-Foreign Affidavit and the California Affidavit; and

(vii)   a copy of each Recorded Document conformed by the Orange County Recorder and showing the recording information for each such document.

(d)   As soon as reasonably possible following the Closing, Escrow Agent shall deliver to Purchaser the original Title Policy.

8.7   Closing Statement. At the Closing, Purchaser and Seller shall execute and deliver to the Escrow Agent a Closing Statement setting forth the Purchase Price and all prorations, adjustments and credits thereto and, if necessary, a post-closing agreement with respect to any adjustments based upon estimates that are to be readjusted after the Closing.

8.8   Transfer Taxes. Purchaser shall pay all state, city and county documentary transfer and conveyance taxes relating to the consummation of the transaction contemplated by this Agreement. As of the Closing Date, Seller and Purchaser desire that the amount of the transfer taxes paid not be shown on the face of the Deed. Therefore, pursuant to the provisions of Revenue and Taxation Code Section 11932, the Escrow Agent shall transmit to the County Recorder's Officer with the Deed a request that the amount of the taxes due be shown on a separate paper which shall be affixed to the Deed by the County Recorder after the permanent record is made and before the original Deed is returned. The form of the request is attached to the form of the Deed attached hereto as Exhibit F and made a part hereof.

8.9   Closing Costs. Seller shall pay its legal fees in connection with the negotiation, drafting and consummation of the transaction contemplated by this Agreement, all costs in connection with the preparation of the Survey, and the base premium for the Title Policy. In addition to the transfer taxes referred to in Section 8.8, Purchaser shall pay its legal fees in connection with the negotiation, drafting and consummation of the transaction contemplated by this Agreement, all recording charges for documents which Purchaser elects to record in the public records, all charges for all Endorsements to the Title Policy requested by Purchaser, and all charges for a lender's policy of title insurance. Seller and Purchaser shall share equally any escrow fees of the Escrow Agent.

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8.10   Prorated Items.

(a)   The following items are to be computed and apportioned as of 11:59 p.m. (Irvine, California time) on the calendar day immediately preceding the Closing Date (such time on such date being referred to as the "Proration Date"):

(i)   water and sewer rents, fuel and electric charges as per meter readings taken not more than ten (10) calendar days prior to the Closing Date;

(ii)   payments under all contracts, permits and licenses that are assigned to Purchaser;

(iii)   real estate taxes and any assessments for the property tax year which will commence on July 1, 2004 and end on June 30, 2005 (the "2004/2005 Tax Year") and which are not yet delinquent;

(iv)   any common area assessments and charges relating to the Real Property; and

(v)   all other expenses relating to the ownership and operation of the Property.

(b)   All amounts payable for services performed or materials furnished with respect to the Property prior to the Closing Date shall be paid by Seller (without regard to when the invoice is received and without regard to whether the invoice is received by Seller or Purchaser). All amounts payable for services performed or materials furnished with respect to the Property on or after the Closing Date shall be paid by Purchaser.

(c)   The proration of real estate taxes shall be based on the tax statements, if available, for the Property for the 2004/2005 Tax Year. Seller shall pay to Purchaser, in cash (or by credit on Purchaser's closing statement) at the Closing, Seller's pro rata portion of the taxes for the 2004/2005 Tax Year through the Proration Date; provided, however, if at or prior to Closing, Seller has paid the first installment of the 2004/2005 Tax Year real estate taxes, then Purchaser shall pay to Seller, in cash at the Closing, Purchaser's pro rata portion of the taxes for the 2004/2005 Tax Year for the period from the Proration Date through December 31, 2004.

(d)   Payments after the Closing Date pursuant to this Section 8.10 shall be made in cash to the applicable party at its address set forth in Section 13.1.

(e)   The obligations of Seller and Purchaser under this Section 8.10 which are performable after the Closing Date shall survive the Closing and the delivery of the Deed.

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8.11   Brokers. With respect to the transaction contemplated by this Agreement, Purchaser has not utilized the services of a broker. Seller has utilized the services of Crow Orange County Management Company, Inc. ("Seller's Broker"), and Seller shall pay all commissions due to Seller's Broker as a result of the consummation of the transaction contemplated by this Agreement. Purchaser shall indemnify, defend and hold harmless Seller against all losses, damages, costs, expenses (including reasonable fees and expenses of attorneys), causes of action, suits or judgments of any nature arising out of any claim, demand or liability to or asserted by any broker, agent or finder, licensed or otherwise, claiming to have acted on behalf of or to have dealt with Purchaser in connection with this transaction; provided, however, that in no event shall Purchaser be required to pay any amounts owed or claimed to be owed to Seller's Broker. Seller shall indemnify, defend and hold harmless Purchaser against all losses, damages, costs, expenses (including reasonable fees and expenses of attorneys), causes of action, suits or judgments of any nature arising out of any claim, demand or liability to or asserted by any broker, agent or finder, licensed or otherwise, claiming to have acted on behalf of or to have dealt with Seller in connection with this transaction; provided, however, that in no event shall Seller be required to pay any amounts owed or claimed to be owed to any broker, agent or finder, licensed or otherwise, claiming to have acted on behalf of or to have dealt with Purchaser in connection with this transaction. The provisions of this Section 8.1 1 shall survive the Closing and the delivery of the Deed or the termination of this Agreement.

IX. REMEDIES; CONSEQUENCES OF TERMINATION

9.1
Seller's Remedies.
IF PURCHASER DEFAULTS IN ITS
OBLIGATION TO ACQUIRE THE PROPERTY, THEN SELLER, AS ITS SOLE AND EXCLUSIVE REMEDY, SHALL BE ENTITLED TO TERMINATE THIS AGREEMENT AND TO RECEIVE OR RETAIN THE DEPOSIT AND THE INITIAL PAYMENT AS LIQUIDATED DAMAGES AND NOT AS A PENALTY, IN FULL SATISFACTION OF CLAIMS AGAINST PURCHASER HEREUNDER (EXCEPT FOR ANY CLAIM FOR BREACH OF A TERMINATION SURVIVING OBLIGATION, AND IF THE CLOSING OCCURS, EXCEPT FOR ANY CLAIM FOR BREACH OF ANY OBLIGATION THAT EXPRESSLY SURVIVES THE TERMINATION OF THIS AGREEMENT OR THE CLOSING PURSUANT TO THE TERMS OF THIS AGREEMENT, FOR WHICH CLAIMS THERE SHALL BE NO LIMITATION OR RESTRICTION ON LIABILITY). SELLER AND PURCHASER AGREE THAT SELLER'S DAMAGES RESULTING FROM PURCHASER'S DEFAULT ARE DIFFICULT, IF NOT IMPOSSIBLE, TO DETERMINE AND THAT THE SUM OF THE DEPOSIT AND THE INITIAL PAYMENT IS A FAIR ESTIMATE OF THOSE DAMAGES WHICH HAS BEEN AGREED TO IN AN EFFORT TO CAUSE THE AMOUNT OF SAID DAMAGES TO BE CERTAIN. SELLER AND PURCHASER WITNESS THEIR AGREEMENT TO THIS SECTION 9.1 BY INITIALING IMMEDIATELY BELOW.

INITIALS OF SELLERINITIALS OF PURCHASER

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9.2   Purchaser's Remedies. IF SELLER DEFAULTS UNDER THIS AGREEMENT BY FAILING TO DEPOSIT THE DEED IN ESCROW AND THEREAFTER, UNLESS EXCUSED UNDER THE TERMS OF THE AGREEMENT, CONVEYING THE PROPERTY, THEN PURCHASER, AS ITS SOLE AND EXCLUSIVE REMEDY AND AS FULL COMPENSATION FOR ALL OTHER RIGHTS AND REMEDIES OF PURCHASER AGAINST SELLER, SHALL BE ENTITLED TO (A) TERMINATE THIS AGREEMENT AND TO RECEIVE A RETURN OF THE DEPOSIT AND THE INITIAL PAYMENT OR (B) ENFORCE SPECIFIC PERFORMANCE OF SELLER'S OBLIGATIONS UNDER THIS AGREEMENT; PROVIDED, HOWEVER, THAT ANY SUCH ENFORCEMENT SHALL NOT INCLUDE A CLAIM FOR MONETARY DAMAGES UNLESS, PRIOR TO ENTRY OF A FINAL JUDGMENT FOR PURCHASER, SELLER CONVEYS THE PROPERTY TO A BONA FIDE PURCHASER FOR VALUE.

9.3   Consequences of Termination. If, in accordance with the terms of this Agreement, either Seller or Purchaser terminates this Agreement and the party specified in Section 9.4 as being entitled to receive the Initial Payment and/or the Deposit does in fact receive the Initial Payment and/or the Deposit, thereafter neither Seller nor Purchaser shall have any further rights, obligations or liability under this Agreement, except with respect to those matters which Seller and Purchaser have agreed in this Agreement shall survive the termination of this Agreement (whether terminated by Seller or Purchaser in accordance with this Agreement), and Purchaser's interest, if any, in the Property shall terminate without any action being required by Seller.

9.4   Disposition of Initial Payment and Deposit. In the event of a termination of this Agreement by either Seller or Purchaser, Seller or Purchaser shall be entitled to the Initial Payment and/or the Deposit as specified in this Section 9.4, and the Escrow Agent is authorized to deliver the Initial Payment and/or the Deposit to the party specified in this Section 9.4 as being entitled to receive the Initial Payment and/or the Deposit. Any such delivery of the Initial Payment and/or the Deposit by Seller or the Escrow Agent, as applicable, shall take place on or before the tenth (10th) business day following receipt of written notice of such termination by the Escrow Agent and the non-terminating party from the terminating party, unless the non-terminating party notifies the Escrow Agent that the non-terminating party disputes the right of the terminating party to receive the Initial Payment and/or the Deposit, in which case, the Escrow Agent shall interplead the Initial Payment and/or the Deposit into a court of competent jurisdiction in Orange County, California. All attorneys' fees and costs and the Escrow Agent's costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Initial Payment and/or the Deposit, or if the Initial Payment and/or the Deposit is distributed in part to both parties, then in the inverse proportion of such distribution. Notwithstanding the foregoing or anything to the contrary contained herein:

(a)   If Purchaser has made the Second Initial Payment in accordance with the provisions of Section 2.3(a) and thereafter elects to terminate this Agreement on or before the Escrow Continuation Date pursuant to the provisions of Section 2.3(a), then, upon

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delivery by Purchaser to Seller and the Escrow Agent of Purchaser's written notice of termination in accordance with Section 2.3(a), Purchaser shall be entitled to receive the Second Initial Payment from the Escrow Agent without any confirmation or notice to or from Seller, and Seller shall have no right to object to delivery by the Escrow Agent of the Second Initial Payment to Purchaser. If Purchaser has made the Deposit in accordance with the provisions of Section 2.3(a) and thereafter elects to terminate this Agreement on or before the Risk Date pursuant to the provisions of Section 5.4, then, upon delivery by Purchaser to Seller and the Escrow Agent of Purchaser's written notice of termination in accordance with Section 5.4, Purchaser shall be entitled to receive the Deposit from the Escrow Agent without any confirmation or notice to or from Seller, and Seller shall have no right to object to delivery by the Escrow Agent of the Deposit to Purchaser.

(b)   If (i) Purchaser elects to terminate this Agreement at any time on account of a Casualty (as defined in Section 10.2) as permitted by Section 10.2(b), a condemnation as permitted by Article XI or as permitted by Section 4.2(c), 4.2(d), 7.3, 8.4 (unless, as to Section 8.4(e), the reason the Other Purchase Agreements or any one of them fail to close is due to a breach of one or more of the Other Purchase Agreements by Purchaser or for any reason permitting the seller under one or more of the Other Purchase Agreements to terminate such agreement under the circumstances of Section 9.4(c) of such agreement, then the disposition of the Deposit and the Initial Payment shall be in accordance with Section 9.4(c) of this Agreement) or 9.2, or (ii) Seller elects to terminate this Agreement at any time on account of a Casualty as permitted by Section 1 0.2(b) (but subject to Purchaser's rights under Section 1 0.2(c)) or as permitted by Section 8.5 (b), then, upon delivery by the terminating party to Escrow Agent of notice of the terminating party's election to terminate, Purchaser shall be entitled to receive the Deposit and the Initial Payment from Seller or the Escrow Agent, as applicable, without any confirmation or notice to or from Seller, and Seller shall have no right to object to delivery by the Escrow Agent to Purchaser of the Deposit.

(c)   If Seller elects to terminate this Agreement at any time as permitted by Section 7.3, 8.5(a), 8.5(c) (unless the reason the Other Purchase Agreements or any one of them fail to close due to a breach of one or more of the Other Purchase Agreements by Seller or for any reason permitting the purchaser under one or more of the Other Purchase Agreements to terminate such agreement under the circumstances of Section 9.4(b) of such agreement, then the disposition of the Deposit and the Initial Payment shall be in accordance with Section 9.4(b) of this Agreement), 9.1 or 12.9, then, upon delivery by Seller to Purchaser and the Escrow Agent of notice of Seller's election to terminate, Seller shall be entitled to retain the Deposit and the Initial Payment if previously paid to Seller or to receive from the Escrow Agent the Deposit and the Initial Payment if then held by the Escrow Agent without any confirmation or notice to or from Purchaser, and Purchaser shall have no right to object to delivery by the Escrow Agent to Seller of the Deposit and the Initial Payment then held by the Escrow Agent.

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9.5   Attorneys' Fees and Legal Expenses. If any party to this Agreement shall bring any action or proceeding for any relief against any other party to this Agreement, declaratory or otherwise, arising out of this Agreement, the losing party shall pay to the prevailing party a reasonable sum for attorneys' fees and costs incurred in bringing or defending such action or proceeding or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action or proceeding and shall be paid whether or not such action or proceeding is prosecuted to final judgment. Any judgment or order entered in such action or proceeding shall contain a specific provision providing for the recovery of attorneys' fees and costs, separate from the judgment, incurred in enforcing such judgment. The prevailing party shall be determined by the trier of fact based upon an assessment of which party's major arguments or positions taken in the proceedings could fairly be said to have prevailed over the other party's major arguments or positions on major disputed issues. For the purposes of this Section, attorneys' fees shall include, without limitation, fees incurred in the following: (a) post judgment motions, (b) contempt proceedings, (c) garnishment, levy and debtor and third party examinations, (d) discovery, and (e) bankruptcy litigation. This Section 9.5 is intended to be expressly severable from the other provisions of this Agreement, is intended to survive any judgment and is not to be deemed merged into the judgment.

X. MAINTENANCE; REPAIR; RISK OF LOSS 10.1   Maintenance; Repair. Prior to the Closing:

(a)   Seller shall maintain the Property in its present condition, subject to ordinary wear and tear, and shall maintain Seller's existing insurance coverages for the Property ("Seller's Property Insurance").

(b)   Seller shall advise Purchaser promptly of any litigation, arbitration or administrative hearing instituted after the Effective Date which concerns or affects the Property of which Seller obtains actual knowledge.

(c)   Except as provided in Section 6.1 of this Agreement, Seller shall not enter into any service, maintenance, management or other agreement with respect to all or any portion of the Property without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

(d)   Seller shall not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), remove any equipment forming a part of the Property except such as is replaced by Seller by an article of substantially equal suitability and value, free and clear of any lien or security interest.

10.2   Risk of Loss.

(a)   Prior to the Closing, Seller shall bear all risk of loss or damage to any of the Property caused by fire or other casualty (a "Casualty"). If any of the Property is

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damaged by a Casualty, Seller shall deliver to Purchaser written notice of such Casualty (a "Casualty Loss Notice") after making Seller's determination provided for under Section 10.2(b).

(b)   If the estimated cost, based upon Seller's reasonable determination, to repair the damage caused by the Casualty is less than Five Hundred Thousand Dollars ($500,000), or if the estimated time, based upon Seller's and Purchaser's reasonable determination, to repair the damage caused by the Casualty is less than ninety (90) calendar days, then Purchaser shall purchase the Property in its damaged condition without abatement of the Purchase Price, but with a credit in the amount of any insurance deductible required under Seller's Property Insurance and with an assignment from Seller of all insurance proceeds paid under Seller's Property Insurance. In the case of any other Casualty, either Seller or Purchaser may terminate this Agreement upon a written notice of termination to the other within ten (10) calendar days after Seller delivers its Casualty Loss Notice to Purchaser; and if the scheduled Closing Date falls within such ten (10)-day period, the Closing Date shall automatically be extended to a date which will permit such ten (10)-day period to expire prior to the new scheduled Closing Date.

(c)   If Seller elects to terminate this Agreement pursuant to Section 10.2(b), then (i) Purchaser may elect to receive a return of the Deposit and the Initial Payment in accordance with Section 9.4(b); or (ii) Purchaser may preserve this Agreement by electing to purchase the Property in its damaged condition without abatement of the Purchase Price but with a credit in the amount of any insurance deductible required under Seller's Property Insurance and with an assignment from Seller of all insurance proceeds paid under Seller's Property Insurance. If Purchaser elects to terminate this Agreement pursuant to Section 10.2(b), then upon such termination, Purchaser shall be entitled to a return of the Deposit and the Initial Payment in accordance with Section 9.4(b). The remaining consequences of a termination by either Seller or Purchaser under Section 10.2(b) shall be as described under Section 9.3.

XI. CONDEMNATION

If, prior to the Closing, any governmental authority or other entity having condemnation authority shall institute any eminent domain proceeding or take any steps preliminary thereto (including the giving of any direct or indirect notice of intent to institute such proceedings) with regard to the Real Property or any portion thereof, Seller shall give prompt notice of same to Purchaser. In such event, Purchaser shall be entitled, as its sole and exclusive remedy, to terminate this Agreement upon a written notice of termination to Seller (a) within ten (10) calendar days after notice by Seller to Purchaser of such condemnation or (b) on the Closing Date, whichever occurs first. In the event that Purchaser does not terminate this Agreement pursuant to the preceding sentence, Purchaser shall be conclusively deemed to have elected to accept such condemnation, and waives any right to terminate this Agreement as a result thereof. In the event that Purchaser elects to terminate this Agreement under this Article XI, the Deposit and the Initial Payment shall be returned to Purchaser in accordance with Section 9.4(b). The

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remaining consequences of such termination shall be as described under Section 9.3. If Purchaser waives (or is deemed to have waived) the right to terminate this Agreement as a result of such condemnation, despite such condemnation, Seller and Purchaser shall consummate this Agreement in accordance with the terms hereof with no reduction in the Purchase Price, and Seller shall assign to Purchaser at the Closing all of Seller's right, title and interest in and to all proceeds resulting or to result from said condemnation.

XII. MISCELLANEOUS

12.1   Notice. Any notice, communication, request, reply or advice (collectively, a "Notice") provided for or permitted by this Agreement to be made or accepted by any party to this Agreement must be in writing. A Notice may, unless otherwise provided herein, be given or served by (a) facsimile with electronic confirmation of receipt, together with depositing the same into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, Airborne Express, Emery or Purolator; or (b) delivering the same to such party, or an agent of such party, in person or by commercial courier; or (c) depositing the same into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, Airborne Express, Emery or Purolator. A Notice given by facsimile in the manner described in clause (a) above shall be effective on the date actually received by the party to be notified. A Notice given in the manner described in clause (b) or (c) above shall be effective only if and when received by the party to be notified between the hours of 8:00 a.m. and 5:00 p.m. of any business day with delivery made after such hours to be deemed received the following business day. For the purposes of notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:

Seller:	Park Place Development LLC
3121 Michelson Drive, Suite 505 Irvine, California 92612
Attention: William H. Lane, Jr. Fax: (949) 553-1154

with a copy to:	Rus, Miliband & Smith
A Professional Corporation
2600 Michelson Drive, 7th Floor Irvine, California 92612
Attention: Joel S. Miliband, Esq. Fax: (949) 252-1514

Purchaser:	Maguire Properties, L.P.
33 South Grand Avenue, Suite 400 Los Angeles, California 90071
Attention: Richard I. Gilchrist Fax: (213) 687-5758

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with copies to:   Mark T. Lammas, Esq. Maguire Properties, L.P.
333 South Grand Avenue, Suite 400
Los Angeles, California 90071
Fax: (213) 533-5198

Gilchrist & Rutter
1299 Ocean Avenue, Suite 900 Santa Monica, California 90401 Attention: Paul S. Rutter, Esq. Fax: (310) 394-4700

The parties shall have the right from time to time to change their respective addresses, and each shall have the right to specify as its address any other address within the United States of America by at least five (5) calendar days written notice to the other party.

12.2   Time of the Essence. Time is of the essence in all things pertaining to the performance of this Agreement.

12.3   Place of Performance. This Agreement is made and shall be performable in Orange County, California, and shall be construed in accordance with the laws (but not including the conflict laws) of the State of California.

12.4   Jurisdiction and Venue. Seller and Purchaser (and any assignee of or successor to either such party) agree that any action or proceeding or counterclaim brought by any party to this Agreement against any other party to this Agreement on any matter whatsoever arising out of or in any way connected to this Agreement must be brought in a California state court in Orange County, California. This Section 12.4 shall survive the Closing and the delivery of the Deed or the termination of this Agreement for any reason.

12.5   Section Headings. The Section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several sections hereof.

12.6   Number. Within this Agreement, words in the singular number shall be held and construed to include the plural and words in the plural shall be held and construed to include the singular, unless the context requires otherwise.

12.7   Merger. To the extent certain provisions of this Agreement provide that they survive the Closing, those provisions shall not be deemed terminated at the time of the Closing, nor shall they merge into the various documents executed and delivered at the time of the Closing.

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12.8   Periods; Business Days. In the event that any date or any period provided for in this Agreement shall end on a Saturday, Sunday or legal holiday, the applicable date or period shall be extended to the first business day following such Saturday, Sunday or legal holiday. When used in this Agreement, the term "business day" shall mean any day during which national banks having their principal place of business in Los Angeles, California are required or permitted to be open.

12.9   No Recordation. Without the prior written consent of Seller, there shall be no recordation by Purchaser of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or such memorandum or affidavit by Purchaser, without the prior written consent of Seller, shall constitute a default hereunder by Purchaser, whereupon this Agreement shall, at the option of Seller, terminate and be of no further force and effect. Upon such termination, all Deposit shall be delivered to Seller in accordance with Section 9.4(c). The remaining consequences of such termination shall be as described under Section 9.3.

12.10   Multiple Counterparts. This Agreement maybe executed in multiple counterparts (including by facsimile transmission), each of which is to be deemed original for all purposes.

12.11   Severability. If any provision of this Agreement or the application to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

12.12   Assignment. Except as provided in this Section 12.12, Purchaser may not assign or otherwise transfer any of Purchaser's rights or interests under this Agreement without the prior written consent of Seller, which consent Seller may grant or withhold in its sole and absolute discretion. Purchaser may assign or otherwise transfer all of Purchaser's rights or interests under this Agreement without the prior written consent of Seller to a related entity in which Purchaser is the majority owner and controlling member, partner or shareholder; provided, however, that (i) such assignee shall assume in writing all of Purchaser's obligations under this Agreement and (ii) Purchaser shall remain primarily obligated as Purchaser under this Agreement and Seller does not waive or relinquish any rights under the Agreement against Purchaser. Any assignment by Purchaser of its rights under this Agreement without having obtained the prior written consent of Seller, where such consent is required by this Section 12.12, shall be void ab initio.

12.13   Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties to this Agreement with respect to the subject matter of this Agreement, and supersedes all prior agreements and understandings relating to the subject matter of this Agreement. This Agreement may not be modified or discharged orally, nor may any

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waivers or consents be given orally, and every such modification, discharge, waiver or consent shall be in writing and signed by the person against which enforcement thereof is sought.

12.14   Exculpation of Members, Officers and Directors. The liabilities and obligations of Seller and Purchaser under this Agreement are enforceable solely against Seller and Purchaser, respectively; and no member of Seller or Purchaser, nor any officer, director or direct or indirect partner of any member of Seller or Purchaser, shall have any liability for any such liabilities or obligations of Seller or Purchaser set forth in this Agreement.

12.15   Construction. Seller and Purchaser acknowledge that Seller and Purchaser and their respective counsel have reviewed and revised this Agreement and the other documents and agreements to be executed pursuant to this Agreement, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any such other documents or agreements or any exhibits or amendments to be executed and delivered in connection with this Agreement. All references in this Agreement to a document or agreement shall mean and refer to such document or agreement as amended to date, even if any such amendment is not referenced herein.

12.16   Post-Closing Audit. For a period commencing on the Closing Date and terminating on the thirtieth (30th) day after the Closing Date (the "Post-Closing Audit Period"), Seller will cooperate (at no cost to Seller) with Purchaser's auditor (KPMG LLP or any successor auditor selected by Purchaser) in the conduct of a post-Closing audit of Seller's operating statements for the Property for the calendar year 2003 and calendar year 2004 through the last full month prior to the Closing Date (the "Post-Closing Audit"). In connection with the Post-Closing Audit, Seller shall only be required to provide the 2003 operating statement and the 2004 operating statement through the last full month prior to the Closing Date, at no cost to Seller, and in the format that Seller has maintained such information. Seller shall not be required to deliver to Purchaser's auditor a representation letter. Seller shall not be required to permit the Post-Closing Audit if a request for the Post-Closing Audit is not received in writing and delivered in accordance with the notice provisions of Section 12.1 of this Agreement prior to the termination of the Post-Closing Audit Period. Seller's obligation under this Section 12.16 shall terminate, whether or not the Post-Closing Audit is completed, on the last day of the Post-Closing Audit Period. The obligations of Seller under this Section 12.16 shall survive the Closing.

[Signature Page Follows]

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IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the Effective Date.

PARK PLACE DEVELOPMENT LLC,
A Delaware Limited Liability Company

By: CROW WINTHROP DEVELOPMENT LIMITED PARTNERSHIP,
A Maryland Limited Partnership,
Its Sole Member

By: CROW IRVINE #2,
A California Limited Partnership, Its Sole General Partner

By: CROW IRVINE #1 LIMITED PARTNERSHIP,
A Texas Limited Partnership, Its Sole General Partner

By:    /s/ William Lane
                               William H. Lane, Jr.,
A Managing General Partner

PURCHASER:

MAGUIRE PROPERTIES, L.P.,
a Maryland limited partnership

By:   MAGUIRE PROPERTIES, INC.,
a Maryland corporation
Its General Partner

By:
    /s/ Robert Maguire
       Robert F. Maguire, III

Chairman and Co-CEO

By:
    /s/ Richard Gilchrist

Richard I. Gilchrist

President and Co-CEO

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GENERAL PARTNER'S CONSENT AND ACKNOWLEDGMENT

The undersigned, being the general partner ("General Partner") of the purchaser ("Purchaser") under the Agreement to which this page is attached (the "Agreement"), acknowledges that the seller ("Seller") under the Agreement has agreed to enter into the Agreement in reliance on the General Partner's execution of this Consent and Acknowledgment, and that but for the General Partner's execution of this Consent and Acknowledgment Seller would not enter into the Agreement with Purchaser. General Partner acknowledges that it will derive substantial benefits from the purchase of the property ("Property") covered by the Agreement. By executing this Consent and Acknowledgment General Partner agrees as follows:

1.   During the period commencing on the Effective Date (as defined in the Agreement) and terminating on the Closing Date (as defined in the Agreement), General Partner shall not (i) assign or otherwise transfer, in whole or in part, its interest as general partner in Purchaser, (ii) resign as general partner of Purchaser, (iii) permit its general partner ownership or economic interests in Purchaser existing as of the Effective Date to be diluted, or (iv) cause or permit the Purchaser to be dissolved or to lose its good standing status in any state in which Purchaser is in good standing as of the Effective Date.

2.   In addition to, and not as a limitation on, the general partner liability of General Partner for the obligations of Purchaser under the Agreement, and as and for additional consideration for Seller entering into the Agreement with Purchaser, General Partner (i) agrees to be bound in the same manner as Purchaser by the waivers and releases contained in the Agreement, including, without limitation, the waivers and releases contained in Section 7.5 of the Agreement (collectively, the "Releases"), and (ii) shall indemnify, defend and hold harmless Seller from and against any liability Seller may suffer or incur as a result of (x) a failure of Purchaser, its successors or assigns, to pay or perform any obligations of Purchaser under the Agreement, including, without limitation, the Releases, and (y) a breach by Owner (as defined in the Facility Parcel Owner's Consent and Acknowledgment below), its successors and assigns, under the Facility Parcel Owner's Consent and Acknowledgment.

3.   This Consent and Acknowledgment shall be binding upon the successors and assigns of the General Partner.
GENERAL PARTNER:

MAGUIRE PROPERTIES, INC.,
a Maryland corporation

By:   /s/ Robert Maguire
Robert F. Maguire, III
Chairman and Co-CEO

By:   /s/ Richard Gilchrist
Richard L. Gilchrist
President and Co-CEO

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FACILITY PARCEL OWNER'S CONSENT AND ACKNOWLEDGMENT

The undersigned, being the owner ("Owner") of that approximate fifteen (15) acre parcel of real property surrounded by the property ("Property") subject to the agreement to which this page is attached (the "Agreement") and the properties subject to the Other Purchase Agreements (as defined in the Agreement) and commonly referred to as the "Facility Parcel," acknowledges that the seller ("Seller") under the Agreement has agreed to enter into the Agreement with Owner's affiliate ("Purchaser") in reliance on Owner's execution of this Consent and Acknowledgment, and that but for Owner's execution of this Consent and Acknowledgment Seller would not enter into the Agreement with Purchaser. Owner acknowledges that as the owner of the Facility Parcel it will derive substantial benefits from the purchase of the property ("Property") covered by the Agreement by its affiliate. By executing this Consent and Acknowledgment, and as and for additional consideration for Seller entering into the Agreement with Purchaser, Owner agrees to be bound in the same manner as Purchaser by the waivers and releases contained in the first sentence of Section 7.5(a) of the Agreement. This Consent and Acknowledgment shall be binding upon the successors and assigns of the Owner.

OWNER:

MAGUIRE PROPERTIES - PARK PLACE, LLC
a Delaware limited liability company

By:   MAGUIRE PROPERTIES, L.P.,
a Maryland limited partnership
Its Managing Member

By:   MAGUIRE PROPERTIES, INC.,
a Maryland corporation
Its General Partner

By: /s/ Robert Maguire
Robert F. Maguire, III
Chairman and Co-CEO

By: /s/ Richard Gilchrist
Richard L. Gilchrist
President and Co-CEO

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